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                                                                    EXHIBIT h-6.

                          EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT (the "Agreement") is entered into effective as of February 1, 2004 by and between Wasatch Advisors, Inc. (the "Advisor") and Wasatch Funds, Inc. (the "Company"), on behalf of the series of the Company (the "Funds").

         WHEREAS, the Company is a Minnesota corporation and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type;

         WHEREAS, the Company and the Advisor have entered into an Advisory and Service Contract dated January 27, 1998 ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds and Funds created after such date have been added to the Advisory Agreement by mutual agreement of the parties thereto; and

         WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Funds and their shareholders to continue to maintain the expenses of the Funds at a level below the level to which the Funds may otherwise be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1.       EXPENSE LIMITATION.

         1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Advisor, but excluding any interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Fund's Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Advisor to the extent set forth in this Agreement.

         1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to each Fund shall be a percentage of the average daily net assets of the Fund, as set forth in the following table:

             FUND                  OPERATING EXPENSE LIMIT
             ----                  -----------------------
Core Growth Fund                             1.50%
Global Science & Technology Fund             1.95%
International Growth Fund                    1.95%
Micro Cap Fund                               2.50%
Small Cap Growth Fund                        1.50%
Small Cap Value Fund                         1.95%
Ultra Growth Fund                            1.75%
U.S. Treasury Fund                           0.75%
Micro Cap Value Fund                         2.25%

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         1.3      Duration of Operating Expense Limit. The Operating Expense
Limit with respect to each Fund shall remain in effect until January 31, 2005, unless renewed by written agreement of the parties.

         1.4 Method of Computation. To determine the Advisor's obligation with respect to the Excess Amount for each Fund, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund exceed the Operating Expense Limit of the Fund, the Advisor shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day's Excess Amount. The Company may offset amounts owed to a Fund pursuant to this Agreement against the advisory fee payable to the Advisor. If on any day the annualized Fund Operating Expenses for a Fund are less than the applicable Operating Expense Limit and the Advisor has for a previous day or days during the current fiscal year reimbursed the Fund for Excess Amounts, then, to the extent the Fund's Operating Expense Limit for the current day exceeds the actual Fund Operating Expenses for that day, the Advisor may recoup from the Fund previous Excess Amounts reimbursed to the Fund.

2.       TERM AND TERMINATION OF AGREEMENT.

         The Agreement shall terminate on the earlier of the termination of the Advisory Agreement and January 31, 2005. The obligation of the Advisor under
Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.       MISCELLANEOUS.

         3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         3.3 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

         3.4 Assignment. This Agreement may be assigned to the successors in interest of either party with the consent of the other party.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                              WASATCH FUNDS, INC.

                                              By: /s/ Venice Edwards
                                                  ------------------------------
                                              Name: Venice Edwards
                                              Title: Secretary/Treasurer

                                              WASATCH ADVISORS, INC.

                                              By: /s/ Venice Edwards
                                                  ------------------------------
                                              Name: Venice Edwards
                                              Title: Secretary/Treasurer

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